UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

January 3, 2008

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 5.02 of this report is incorporated herein by reference. In connection with Giorgio D’Urso’s resignation as President and Chief Executive Officer of IVAX Diagnostics, Inc. (the “Company”), the Company and Mr. D’Urso have mutually agreed to terminate effective January 10, 2008, the Employment Agreement, dated October 1, 1998, between the Company and Mr. D’Urso, as amended on February 24, 2004 and July 13, 2005 (as so amended, the “Employment Agreement”). The Employment Agreement provided for Mr. D’Urso to serve as President and Chief Executive Officer of the Company until February 24, 2010 and to receive a minimum annual base salary of $348,519.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2008, the Company issued a press release announcing that Giorgio D’Urso is resigning as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company, effective January 10, 2008. In connection with Mr. D’Urso’s resignation and the termination of the Employment Agreement, Mr. D’Urso and the Company entered into a separation agreement and general release (the “Separation Agreement”), pursuant to which the Company will pay Mr. D’Urso a one-time lump-sum payment of $495,000. Additionally, under the terms and conditions of the Separation Agreement, in the event Mr. D’Urso chooses to continue his group health insurance under COBRA, the Company will pay monthly insurance premiums on Mr. D’Urso’s behalf until the earlier of July 10, 2008 or such time as Mr. D’Urso becomes covered under another group health plan. The Separation Agreement also includes releases by and between Mr. D’Urso and the Company, as well as non-competition, non-solicitation and non-disparagement covenants by Mr. D’Urso. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1, filed herewith and incorporated herein by reference.

On January 3, 2008, the Company also announced that Kevin D. Clark, the Company’s Chief Operating Officer since September 2007, has been appointed acting Chief Executive Officer of the Company effective from Mr. D’Urso’s resignation until the time the Company names Mr. D’Urso’s permanent successor. In addition to serving as acting Chief Executive Officer of the Company, Mr. Clark will continue to serve as Chief Operating Officer of the Company and as Chief Operating Officer of ImmunoVision, Inc. (“ImmunoVision”), the Company’s wholly-owned subsidiary which develops, manufactures and markets autoimmune reagents and research products for use by research laboratories and commercial diagnostic manufacturers.

Mr. Clark, age 44, was appointed Chief Operating Officer of the Company in September 2007 and has served as Chief Operating Officer of ImmunoVision since 1987 and President of ImmunoVision from 1987 through 1995. Mr. Clark was a founding member of the Arkansas Biotech Association and, from 1995 through 2004, served as its Executive Vice President, and in 2002, served as its President. Since 2003, Mr. Clark has served as a member of the Executive Committee of the University of Arkansas Technology Development Foundation, a non-profit foundation for the commercialization of technology developed at the University of Arkansas in Fayetteville. From 2000 to 2003, Mr. Clark was a member of the Advisory Board of Arkansas BioVentures, a state and federally funded incubator program for biotechnology.

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A copy of the press release announcing Mr. D’Urso’s resignation as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company and Mr. Clark’s appointment as acting Chief Executive Officer of the Company is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement and General Release, dated as of January 3, 2008, by and between IVAX Diagnostics, Inc. and Giorgio D’Urso

99.1	Press Release dated January 3, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and
Chief Financial Officer

Dated: January 3, 2008

EXHIBIT INDEX

Exhibit	Description
10.1	Separation Agreement and General Release, dated as of January 3, 2008, by and between IVAX Diagnostics, Inc. and Giorgio D’Urso

99.1	Press Release dated January 3, 2008